Exhibit 10.2

CONSULTING AGREEMENT

THIS AGREEMENT is dated for reference as of the 12th day June 2003.

BETWEEN:

Axiom Consulting Corp. having an office at 1310-885 West Georgia Street, Vancouver B.C., Canada V6C 4N7 (hereinafter called the " Consultant ")

OF THE FIRST PART

AND:

Strategic Internet Investments, Incorporated. /, an incorporated company under the laws of the state of Colorado, USA. , having an office at # 450 - 650 W. Georgia Street, Vancouver, BC V6B 4N8

(hereinafter called the "Company")

OF THE SECOND PART

WHEREAS:

A.   It is understood that the Company is currently trading on an over-the-counter market NASD OTC Bulletin Board under the symbol (SIII); and

B.   The Company desires to create an equity-based remuneration package to be vested in favor of the Consultant as described herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual premises and covenants contained in this Agreement, the parties hereto covenant and agree as follows:

1.   Provision of Services

1.1   Subject to the terms of this Agreement, the Consultant shall provide to the Company the services listed in Schedule "A" hereto and all such other services as are necessarily incidental thereto that may be required by the Company (the "Services").

1.2   The Consultant shall use its best efforts to further the interests of the Company in providing the Services.

2.   Changes in Service

2.1   The Company and the Consultant may mutually agree to add or delete services as set out in Schedule “A”.

3.   Remuneration of Consultant

3.1   The Consultant will perform the Services described Schedule “A” and the Company shall pay the Consultant $3333.00 per month payable monthly on the last day of each month during the term of this Agreement, as a fee for the Consultant to be available to perform the Services as required by this Agreement and in accordance with certain minimum performance milestones, as defined below.

3.2   Payment in Stock. In lieu of cash compensation for Services provided by the Consultant pursuant to paragraph 3.1 for the 6 month term of this Agreement, the Company shall pay or provide, as applicable, to the Consultant a deferred stock award (the “Award”), to be awarded as of the effective date of this Agreement, with respect to 200,000 shares (the “Shares”) of the common stock of the Company, the Shares to be issued under an S8 registration and delivered to the consultant as outlined below, subject to the following terms and conditions:

a)
The issue price for each traunch of shares described in paragraph 3.2(a) will be deemed to be $0.14 per share (the market trading price as of the date of the agreement) The Award shall vest and the Shares shall be issued and distributed to Consultant in accordance with the following schedule:

NUMBER OF SHARES	VESTING/DISTRIBUTION DATE

100,000	Immediately upon signing agreement

25,000	Two month after agreement date, subject to satisfactory performance

25,000	Three months after agreement date, subject to satisfactory performance

25,000	Four months after agreement date, subject to satisfactory performance

25,000	Five months after agreement date, subject to satisfactory performance

Upon the vesting of the Shares pursuant to the terms of this paragraph 3.2(a), a certificate for such Shares will be delivered to the Consultant by the Company.

b)
The terms and provisions of this Award (including, without limitation, the terms and provisions relating to the number and class of Shares subject to this Award) may be adjusted by the Company in the event of any recapitalization, merger, consolidation, reorganization, stock dividend, stock split, split-up or other change in corporate structure affecting the common stock of the Company.

3.3   Subject to such restrictions and requirements as the Company may impose from time to time, the Company shall reimburse the Consultant for out-of-pocket expenses incurred in performance of the services upon receipt of such evidence of those expenses as the Company may reasonably require. Any expense item of a monetary value in excess of $500.00 shall be pre-approved by the Company.

4.   Consultant Not Agent or Employee

4.1   Neither the Consultant nor its Key Employee shall be the employee or agent of the Company and accordingly, neither shall purport to enter into any a contract or subcontract on behalf of the Company or otherwise purport to act on its behalf. Nothing in this Agreement shall be deemed to require the Consultant to provide its services exclusively to the Company and the Consultant hereby acknowledges that the Company shall not be required to make any remittances or payments required of employers by statute on the Consultant's or the Key Employee's behalf and the Consultant or any of its agents or employees shall not be entitled to the fringe benefits provided by the Company to its employees.

4.2   The Company acknowledges that since the Consultant is an independent contractor and not an employee of the Company, the Consultant shall have direction and control of the manner, methods, techniques and procedures used by its agents or employees to perform the Services.

5.   Facilities

5.1   The Consultant shall provide its own facilities (including office space, faxing, long distance phone calls, mailing, typing, document reproduction, and other clerical assistance) that may be required by the Consultant to perform the Services. The Consultant is entitled to invoice as an expense the costs identified in this section 5.1, excluding rental for office space, in accordance with section 3.3 of this agreement.

6.   Books and Records

6.1   The Consultant shall keep proper accounts and records of all expenditures made by it in connection with the Services, and of the time expended by it or any of its agents or servants in performing the Services and all invoices, receipts and vouchers relating thereto.

7.   Company's Obligations

7.1   The Company shall make available to the Consultant such information and data and shall permit the Consultant, its agents and employees to have access to such documents or premises as are reasonably necessary to enable it to perform the Services.

7.2   Filing and Effectiveness of Registration Statement. The Company shall prepare and file with the Securities and Exchange Commission (the “SEC”) as soon as practicable, a Registration Statement relating to the offer and sale of the Shares and shall use all commercially reasonable efforts to cause the SEC to declare such Registration Statement effective under the Securities Act as promptly as practicable thereafter.

8.   Confidentiality

8.1   The Consultant shall not disclose any information, documents, or processes to which the Consultant may have access by virtue of its performance of the Services to any person not expressly authorized by the Company for that purpose

9.   Duties of Consultant

9.1   During the term of this Agreement, the Consultant shall devote such of its time, attention and abilities to the business of the Company as is reasonably necessary for the proper exercise of its duties pursuant to this Agreement. Nothing contained herein shall be deemed to require the Consultant to devote its exclusive time, attention and ability to the business of the Company.

9.2   During the term of this Agreement, the Consultant shall ensure that its Key Employee will:

(a)	at all times except when disabled by sickness or incapacity, faithfully and diligently perform his duties and use his best efforts to promote and advance the business of the Company;

(b)
devote such of his time, labor and attention to the business of the Company as is necessary for the proper exercise of the Consultant's duties hereunder and, except as otherwise provided herein, refrain from engaging in any business, venture, or other commercial or sales activities that in any way conflict with or detract from his ability to fulfill his duties in the manner contemplated in this paragraph; and

(c)	refrain from acting in any manner contrary to the interests of the Company or contrary to the duties of the Consultant as contemplated herein.

9.3 Without limiting the generality of the foregoing, the Consultant shall not during the term of this Agreement:

(a)	act in any manner contrary to the terms of this Agreement, or the best interests of the Company; or

(b)
take advantage for personal gain, either directly or indirectly, of a business opportunity, which opportunity arose because of the Consultant's relationship with the Company unless such opportunity is first presented to the Company and the Company expressly declines to take advantage of or pursue such opportunity and agrees in writing that the Consultant may take advantage thereof.

10.   Liability of Consultant

10.1   The Consultant shall indemnify and save the Company harmless from and against all costs, expenses, losses, damages and obligations it may suffer or incur as the result of the breach of any covenant or warranty made by the Consultant in this Agreement.

11.   Termination

11.1   The term of this Agreement shall be for six months and shall commence upon the effective date of this agreement and unless terminated earlier pursuant to the provisions hereof, or unless renewed in writing by the parties shall expire at the end of the six month term of this agreement

11.2  This Agreement may be terminated prior to the completion of the Services as follows:

(a)	by either party upon 15 days prior written notice; or

(b)

immediately upon the Company giving written notice to the Consultant of the occurrence of an Event of Default as defined in clause 11.4.

If either party fails to give any such notice, this Agreement shall continue in full force and effect.

11.3   Upon the termination of this Agreement, the Company shall, subject to its right to set off any damages or other amounts claimed by the Company from the Consultant, pay to the Consultant all amounts accruing hereunder up to and including the effective date of termination.

11.4   An Event of Default shall be deemed to occur if:

(a)
the Consultant is in breach of any covenant, obligation or warranty hereunder and such breach continues for a period of twenty (20) days after written notice thereof has been given to the Consultant; or

(b)	the Consultant becomes insolvent or unable to discharge its liabilities generally as they become due, makes an assignment for the benefit of its creditors, or is made subject to a petition or other proceedings in bankruptcy.

12.   Co-operation with Other Parties

12.1   The Consultant shall co-operate with all other parties engaged or employed by the Company from time to time and shall coordinate its activities with the activities of such parties as and when requested by the Company.

13   Notice

13.1   All notices, demands and payments required or permitted to be given hereunder shall be in writing and may be delivered personally, or sent by telegram or telex or other means of electronic communication providing a printed copy ("Electronic Communication") or may be forwarded by first class prepaid registered mail to the addresses set forth below. Any notice delivered or sent by Electronic Communication deemed to have been given and received at the time of delivery. Any notice mailed as aforesaid shall be deemed to have been given and received on expiration of 72 hours after it is posted, addressed as above.

Or such other address or addresses as the parties may from time to time give notice of in writing; provided that if there shall be between the time of mailing and the actual receipt of the notice a mail strike, slow down or other labor dispute which may affect the delivery of such notice by the mails, then such notice shall be effective only if actually delivered.

14   Entire Agreement

14.1   The provisions herein contained constitute the entire agreement between the parties and supersede all previous communications, representations and agreements, whether oral or written, between the parties with respect to the subject matter hereof.

15   Further Assurances

15.1   Each of the parties shall execute such other documents and instruments and shall do such other acts as may be necessary to implement and carry out the intent of this Agreement.

16   Proper Law

16.1   The proper law of this Agreement is the law of British Columbia.

17.   Currency

All monies which are referred to in this Agreement are expressed in lawful money of United States of America.

18. Time of Essence

18.1 Time is of the essence of this Agreement.

19. Waiver of Breach

19.1 The waiver by either the Company or the Consultant of a breach of any provisions of this Agreement by the other party to this Agreement shall not operate or be construed as a waiver of any subsequent breach by that party.

IN WITNESS WHEREOF the parties have affixed their common seal hereto in the presence of their officers duly authorized for that purpose as of the date first written above.

On behalf and for, Consultant

Signed by “John Anderson”
John D Anderson

On behalf and for the Company

Signed by “Ralph Shearing”
Ralph Shearing